Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
September 8, 2026

Concentra Appoints Tanner Newton Chief Financial Officer

Experienced Concentra leader brings deep knowledge of the company’s strategy, financial operations and investor community

DALLAS--Concentra® (NYSE: CON), the nation’s leader in occupational medicine and workforce health services, today announced that Tanner Newton, senior vice president of strategy and finance, has been appointed executive vice president and chief financial officer, effective Nov. 1, 2026.

Newton will continue to report to Matt DiCanio, Concentra’s president and chief financial officer, who will become president and chief executive officer on Nov. 1, 2026. Newton will lead Concentra’s finance organization, with responsibility for accounting, financial reporting, financial planning and analysis, treasury, tax, capital markets, corporate development and investor relations. His appointment is the next step in the multiyear leadership succession process previously announced by Concentra and unanimously approved by its board of directors.

“Tanner’s appointment reflects the strength of Concentra’s leadership bench and the thoughtful succession planning underway across the company,” said DiCanio. “In his current role, Tanner is already shaping our strategy and financial priorities, and he has demonstrated sound judgment, strong financial acumen and a deep understanding of our business. He knows our people, our operations and our stakeholders, and he is well positioned to help lead Concentra through its next phase of growth.”

Newton has played a key role in defining Concentra’s strategy and financial priorities. His current responsibilities span corporate strategy, capital structure and allocation, real estate, treasury, procurement, corporate development, strategic pricing and investor relations. Through his active role in investor engagement, he has established relationships with many of Concentra’s equity and debt holders, providing important continuity as he transitions to chief financial officer.

“Concentra has a differentiated business model, meaningful opportunities for continued growth and a highly experienced leadership team,” Newton said. “I look forward to leading the finance organization and working with Matt and our colleagues to support the company’s strategic initiatives, maintain financial discipline and deliver lasting value for shareholders.”

Newton joined Concentra in January 2025 as senior vice president of strategy and finance. Prior to joining the company, he built a career spanning more than a decade in private equity and investment banking, including senior investment leadership roles where he partnered closely with executive management teams and boards of directors to drive growth and value creation. His experience includes leading investment underwriting and transaction execution, advising on mergers and acquisitions and capital markets activities, and supporting strategic, financial, and operational initiatives across portfolio companies. He earned a Master of Science in finance and bachelor’s degrees in accounting and business honors, summa cum laude, from Texas A&M University.

About Concentra

Concentra is the largest provider of occupational health services in the United States by number of locations, with the mission of improving the health of America’s workforce, one patient at a time. Our approximately 13,000 colleagues and affiliated physicians and clinicians support the delivery of an extensive suite of services, including occupational and consumer health services and other direct-to-employer care. We support the care of approximately 54,000 patients each business day on average across 46 states and the District of Columbia at our 633 occupational health centers, 415 onsite health clinics at employer worksites, and Concentra Telemed as of June 30, 2026. www.Concentra.com

Contacts

Sarah Smith-Ruehle
972-632-8914
Concentra@truepointagency.com